BANNER CORPORATION

2023 OMNIBUS INCENTIVE PLAN

RESTRICTED STOCK AWARD AGREEMENT

RS No.: [Client Grant ID]        Grant Date: [Grant Date]

This Award of restricted stock (“Restricted Stock Award”) is granted by Banner Corporation (“Company”) to [Participant Name] (“Grantee”) in accordance with the terms of this Restricted Stock Award Agreement (“Agreement”) and subject to the provisions of the Banner Corporation 2023 Omnibus Incentive Plan, as amended from time to time (“Plan”). The Plan is incorporated herein by reference. Capitalized terms used but not defined herein have the meanings given to them in the Plan

1.Restricted Stock Award. The Company makes this Restricted Stock Award of [Number of Awards Granted] Shares to Grantee. These Shares are subject to forfeiture and to limits on transferability until they vest, as provided in Sections 2-5 of this Agreement and in Article VII of the Plan.
2.Period of Restriction: The Shares are subject to a Period of Restriction, during which the Shares will not be vested and the Grantee shall not receive a stock certificate under Section 7 of this Agreement with respect to the Shares, be able to transfer the Shares, or otherwise have rights with respect to the Shares (except for voting rights); provided that the Shares are subject to earlier vesting in the event of a termination of Continuous Service as provided in Section 4 of this Agreement or a Change in Control as provided in Section 5 of this Agreement. After the Period of Restriction ends with respect to a Share, such Share shall be considered vested, except as provided in this Agreement or the Plan. The Period of Restriction ends with respect to the Shares in accordance with the following schedule:
[Vesting Schedule]

3.Transferability. The Grantee may not sell, assign, transfer, pledge or otherwise encumber any Shares that have not vested, except in the event of the Grantee’s death, by will or by the laws of descent and distribution or pursuant to a Domestic Relations Order. The Committee, in its sole and absolute discretion, may allow the Grantee to transfer all or any portion of this Restricted Stock Award to the Grantee’s Family Members, as provided for in the Plan.
4.Termination of Service. If the Grantee terminates Continuous Service for any reason other due to the death or Disability of the Grantee, any Shares that have not vested as of the date of that termination shall be forfeited to the Company. The Shares never vest in the event of a Termination for Cause. If the Grantee’s Continuous Service terminates on account of the Grantee’s death or Disability, the Period of Restriction for all Shares that have not previously vested or been forfeited shall end on the date of that termination of Continuous Service and the Grantee shall then be vested in all of the Shares.
5.Effect of Change in Control. If a Change in Control occurs prior to the end of a Period of Restriction for the Shares, and the Grantee experiences an Involuntary Separation from Service during the 365-day period following the date of such Change in Control, then the

Period of Restriction for any non-vested Shares shall end on the date of the Grantee’s Involuntary Separation from Service and the Grantee shall then be vested in the Shares. In addition, if at the effective time of the Change in Control the successor to the Company’s business and/or assets does not either assume the non-vested Shares subject to the Restricted Stock Award or replace the non-vested Shares subject to the Restricted Stock Award with an award that is determined by the Committee to be at least equivalent in value to such non-vested Restricted Stock Awards on the date of the Change in Control, then the Period of Restriction for such non-vested Shares shall end on the closing date of the Change in Control, and the Grantee shall then be vested in all of the Shares related to the Restricted Stock Award.
6.Stock Power. The Grantee agrees to execute a stock power with respect to each stock certificate reflecting the Shares, or other evidence of book-entry stock ownership, in favor of the Company. The Shares shall not be issued by the Company until the required stock powers are delivered to the Company.
7.Delivery of Restricted Shares. The Company shall issue stock certificates or evidence of the issuance of such Shares in book-entry form, in the name of the Grantee reflecting the Shares vesting on each Vesting Date in Section 2. The Company shall retain these certificates or evidence of the issuance of Shares in book-entry form until the Shares represented thereby become vested. Prior to vesting, the Shares shall be subject to the following restriction, communicated in writing to the Corporation’s stock transfer agent:
These shares of common stock are subject to the terms of an Award Agreement between Banner Corporation and [Participant Name] dated [Grant Date] made pursuant to the terms of the Banner Corporation 2023 Omnibus Incentive Plan, copies of which are on file at the executive offices of Banner Corporation, and may not be sold, encumbered, hypothecated or otherwise transferred except in accordance with the terms of such Plan and Award Agreement.
8.Grantee’s Rights. Grantee shall be entitled to dividend payments by the Company with respect to Shares; provided that the dividends shall be subject to the same restrictions as the Shares to which they are attributable. Dividends on unvested Shares will be held by the Company and transferred to the Grantee, without interest, on the same date that the Shares vest. Dividends on Shares that are forfeited shall be retained by the Company. Dividends on vested Shares shall be paid at the same time that they are paid to other holders of the Company’s common stock. The Grantee may exercise all voting rights appurtenant to the Shares, whether vested or unvested.
9.Delivery of Unrestricted Shares to Grantee. Upon the vesting of any Shares, the Company shall deliver only to the Grantee (or, if applicable, the Grantee’s Beneficiary, estate or Family Member) a certificate (without the legend referenced in Section 7) or evidence of the issuance of Shares in book-entry form, and the related stock power in respect of the vested Shares. The Company’s obligation to deliver a stock certificate for vested Shares, or evidence of the issuance of Shares in book-entry form, can be conditioned upon the receipt of a representation of investment intent from the Grantee (or the Grantee’s Beneficiary, estate or Family Member) in such form as the Committee requires. The Company shall not be required to deliver stock certificates for vested Shares, or evidence of the issuance of Shares in book-entry form, prior to: (a) the listing of those Shares on the Nasdaq; or (b) the completion of any registration or qualification of those Shares required under applicable law.
10.Adjustments in Shares. In the event of any recapitalization, forward or reverse stock split, reorganization, merger, consolidation, spin-off, combination, exchange of Shares or other securities, stock dividend, special or recurring dividend or distribution, liquidation, dissolution or other similar corporate transaction or event, the Committee, in its sole discretion, shall adjust the number of Shares or class of securities of the Company covered by this Agreement. Any additional Shares or other securities received by the Grantee as a result of any such adjustment shall be subject to all restrictions and requirements applicable to Shares that have not vested. The Grantee agrees to execute any documents required by the Committee in connection with an adjustment under this Section 10.
11.Tax Election. The Grantee understands that an election may be made under Section 83(b) of the Code to accelerate the Grantee’s tax obligation with respect to receipt of the Shares from the date the Shares would otherwise vest under this Agreement to the Grant Date by timely submitting an election to the Internal Revenue Service in accordance with the Internal Revenue Service rules in effect at the time the election is made. The Grantee acknowledges and understands that it is solely the Grantee’s obligation and responsibility to timely file an 83(b) election if the Grantee decides to make such election, and neither the Company nor the Company’s legal or financial advisors shall have any obligation or responsibility with respect to such filing.
12.Tax Withholding. If the Grantee makes a Code Section 83(b) election, the Grantee shall pay to the Company the amount of any tax that the Company is required to withhold with respect to the Shares. Otherwise, the Company shall have the power and the right to retain or sell without notice, a sufficient number of Shares to cover the amount required to be withheld for taxes, if any, with respect to Shares upon vesting. The Company shall have the right to deduct from all dividends paid with respect to the Shares the amount of any taxes that the Company is required to withhold with respect to such dividend payments.
13.Plan and Committee Decisions are Controlling. This Agreement and the award of Shares to the Grantee are subject in all respects to the provisions of the Plan, which are controlling. Capitalized terms herein not defined in this Agreement shall have the meaning ascribed to them in the Plan. All decisions, determinations and interpretations by the Committee respecting the Plan, this Agreement or the award of Shares shall be binding and conclusive upon the Grantee, any Beneficiary of the Grantee or the legal representative thereof. The Grantee acknowledges and agrees that this Award and receipt of any Shares hereunder by any person is subject to (a) Section 12.10 of the Plan, including possible reduction, cancellation, forfeiture or recoupment (clawback), and (b) any policies which the Company may adopt in furtherance of any regulatory requirements (including, but not limited to, the Dodd-Frank Wall Street Reform and Consumer Protection Act) or otherwise.
14.Grantee’s Employment. Nothing in this Agreement shall limit the right of the Company or any of its Affiliates to terminate the Grantee’s Continuous Service as a director, advisory director, director emeritus, officer or employee, or otherwise impose upon the Company or any of its Affiliates any obligation to employ or accept the services or employment of the Grantee.
15.Amendment. The Committee may waive any conditions of or rights of the Company or modify or amend the terms of this Agreement; provided, however, that the Committee may not amend, alter, suspend, discontinue or terminate any provision of this Agreement if such action may adversely affect the Grantee without the Grantee’s written consent. To the extent permitted by applicable laws and regulations, the Committee shall have the authority, in its sole discretion but with the permission of the Grantee, to accelerate the vesting of the Shares or remove any other restrictions imposed on the Grantee with respect to the Shares, whenever the Committee may determine that such action is appropriate.
16.Grantee Acceptance. The Grantee shall signify acceptance of the terms and conditions of this Agreement and acknowledge receipt of a copy of the Plan by signing in the space provided below and returning the signed copy to the Company.
    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

BANNER CORPORATION

By
Its

ACCEPTED BY GRANTEE

(Signature)

(Print Name)